EXHIBIT 99.1


NEWS COPY                                                 INFORMATION CONTACT:
                                                          John S. Hastings
FOR IMMEDIATE RELEASE                                     (314) 719-1831



                  JAMES N. MILLS STEPS DOWN AS CEO OF LLS CORP.


   Successor is David M. Sindelar, Long-Time Business Partner and Current CFO

           ST. LOUIS, JULY 16, 2001 - LLS Corp. today announced that James N. Mills, 63, has elected to step down as Chief Executive Officer, effective immediately. Mr. Mills will remain as Chairman of the Board of Directors and will continue to serve on various board committees. David M. Sindelar, currently LLS Corp.'s Senior Vice President and Chief Financial Officer, will assume the new responsibilities and title of Chief Executive Officer.

           "It has been a great honor to serve as the CEO of LLS since its inception," Mills stated. "I have worked closely with David Sindelar for 15 years and the board and I are convinced that he has the intellect, vision and character to lead the company."

           "I am grateful to LLS's Board and to Jim for their confidence in my abilities," Sindelar said. "Jim and I have a great relationship, and I am pleased that he will continue to provide counsel through his role as chairman."

           In addition to his duties as Chairman of the Board of LLS Corp., Mr. Mills shall continue as the Chairman of Viasystems Group, Inc., International Wire Holding Company and as the Chairman and CEO of Mills & Partners.

           This press release contains forward-looking statements as defined by the federal securities laws, and these statements are based upon LLS Corp.'s current expectations and assumptions, which are inherently subject to various risks and uncertainties that could cause actual results to differ from those anticipated, projected, or implied. Certain factors that could cause actual results to differ include fluctuations in operating results and customer orders, a competitive environment, reliance on large customers, risks associated with international operations, ability to protect patents and trade secrets,


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environmental laws and regulations, relationship with unionized employees, risks associated with acquisitions, substantial indebtedness, control by large stockholders and other factors described in the company's filings with the Securities and Exchange Commission.

           LLS Corp. is a fully-integrated custom designer and manufacturer of precision injection molding components, closures and dispensing systems used in diverse industries such as medical, consumer and food and beverage.



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